Exhibit 99.2

 FROM:     Sun International             Starwood Hotels & Resorts
           The Bahamas                   Worldwide, Inc.
           Contact:  Drew Goldman        Contact: Jim Gallagher (media)
           Tel: (212) 659-5186           Tel: (914) 640-8194
                                         Contact: Dan Gibson (investors)
                                         Tel: (914) 640-8175

 FOR IMMEDIATE RELEASE
 ---------------------------------------------------------------------------


 SUN INTERNATIONAL ANNOUNCES $275 MILLION ACQUISITION OF
 THE DESERT INN, LAS VEGAS

 PARADISE ISLAND, The Bahamas, May 18, 1999 - Sun International Hotels Limited (NYSE: SIH) and Starwood Hotels & Resorts, Worldwide, Inc. (NYSE:
 HOT) announced today they have entered into a definitive purchase pursuant to which Sun International has agreed to acquire the Desert Inn hotel and casino for $275 million from Starwood.

 The all cash transaction is subject to the satisfaction of various conditions contained in the purchase agreement, including the receipt of regulatory licenses and approvals. The transaction could be expected to close by the second quarter of next year.

 The Desert Inn is a 715-room hotel, casino, spa and country club situated on 25-acres on the Las Vegas Strip. The property includes a 140-acre championship golf course and a further 32 acres of undeveloped land on the Strip and encompasses an entire city block located across from the 3,036-room Venetian Resort Hotel & Casino and the 1.2 million sq. ft. Sands Convention Center. The property is in excellent condition and during 1998 achieved an average daily room rate of $164, one of the highest of any property in Las Vegas. Starwood acquired the property in 1998 as part of its acquisition of ITT.

 Sol Kerzner, Chairman and CEO of Sun International, stated "we are very pleased to have acquired the Desert Inn, which represents one of the last premier development sites on the Las Vegas Strip. The property, with its existing hotel, casino, golf course and undeveloped land, plays to Sun International's strength of developing outstanding resorts at capital costs that allow the company to achieve good returns on investment."

 Mr. Kerzner further noted that "we do not expect that the acquisition will have any short-term impact on earnings per share. We expect that by expanding the property we will develop a very unique resort that capitalizes on the golf course, spa and country club and upon completion should contribute to growth in the company's earnings."

 "Sun International has always considered Las Vegas as one of the great vacation destinations of the world. Although we view the current wave of additional casino expansion with some caution, we believe that, in the medium-term, this additional capacity will be well absorbed by the market and the destination will continue to prosper. The incredible variety of entertainment, retail, restaurants and hotel and convention facilities will ensure that Las Vegas maintains its position as one of the country's most visited vacation destinations. We are encouraged by the results of the first quarter, when visitation to the destination increased by 9% which was in line with room capacity increases of 7% over last year. The opening of the various exciting new casino hotels has clearly generated an increase in business levels. "

 As part of the transaction, Sun International and Starwood entered into a marketing alliance. Sun's properties on Paradise Island, particularly The Ocean Club and Atlantis, as well as The Desert Inn, will be included in Starwood's Preferred Guest Program. Customers will also be able to make reservations at Atlantis, The Ocean Club and The Desert Inn utilizing Starwood's reservation center. Mr. Kerzner noted that "we are very pleased to establish a broad marketing alliance with Starwood. The company has a very successful frequent guest program and enormously strong distribution." Starwood currently has over two million members enrolled in the Starwood Preferred Guest TM program. Starwood is one of the leading hotel and leisure companies in the world and, through its subsidiaries, owns, manages or franchises more than 700 hotels in 72 countries under the St. Regis, Luxury Collection, Westin, Sheraton, Four Points and W brands.

 Sun and Starwood also agreed to establish a joint venture to develop 350 timeshare units at the Desert Inn. The companies have further agreed to explore further timeshare opportunities on Paradise Island, utilizing some of Starwood's premier brand names.

 "We are very pleased that we were able to conclude an agreement with Sun International, one of the premier resort operators in the world," said Barry S. Sternlicht, chairman and chief executive officer of Starwood. "We believe that an alliance with Sun will prove very beneficial to Starwood going forward. This agreement, combined with our recent announcement of the sale of Caesars World to Park Place Entertainment for $3 billion in cash, takes us completely out of the gaming business and allows us to focus on our core global hotel business," Mr. Sternlicht said. "As previously announced we will use the proceeds of this transaction to further pay down debt, strengthen our balance sheet and reduce our cost of financing." When the sales of Caesars and the Desert Inn are completed, Starwood will have realized total proceeds of over $6 billion from the sale of ITT's non-core assets since February 1998. "As previously announced, we will use the proceeds of this transaction to pay down debt, strengthen our balance sheet, reduce our cost of financing and reinvest in our worldwide assets and brands. We are especially pleased with the timeshare joint-venture and expect to achieve additional value from this alliance."

 Inquiries should be directed to Drew Goldman, Vice President of Investor Relations and Strategic Planning, of Sun International Hotels Limited at
 (212) 659-5201.

 Certain statements and information included in this release constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.